Exhibit 99.1

SWM ANNOUNCES SECOND QUARTER 2013 RESULTS

ALPHARETTA, GA, July 31, 2013 -- SWM (NYSE: SWM) today reported second quarter 2013 earnings results for the period ended June 30, 2013.

Second Quarter / Year-To-Date Financial Highlights:

•	Second quarter net sales of $196.5 million increased 2% versus the prior-year quarter; year-to-date net sales were $391.0 million

•	Second quarter Adjusted Operating Profit from Continuing Operations (see non-GAAP reconciliations) of $42.8 million was essentially unchanged from the prior-year quarter; $86.1 million year-to-date

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Second quarter Adjusted Diluted Earnings Per Share from Continuing Operations (see non-GAAP reconciliations) was $0.95, and $1.96 year-to-date; up $0.07 and $0.17 over the comparable prior-year periods, respectively

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Second quarter Adjusted EBITDA from Continuing Operations (see non-GAAP reconciliations) of $54.2 million increased from $52.1 million in the prior-year quarter; $108.1 million year-to-date up from $106.6 million in the prior-year period

Business Highlights:

•	Tobacco Paper unit sales volumes, including the Chinese joint venture CTM, increased 3% versus the prior-year quarter

•	LIP cigarette paper unit sales volumes, which are part of the Paper segment, increased 4% versus the prior-year quarter

•	Reconstituted Tobacco Segment unit sales volumes decreased 2% versus the prior-year quarter

•	Significant savings from operational excellence programs; expect annual savings of $20 million to $25 million

•	Construction progressing on schedule at Chinese RTL joint venture, China Tobacco-Schweitzer (CTS)

Frederic Villoutreix, Chairman of the Board and Chief Executive Officer, commented, “We had solid second quarter 2013 operating performance and our Adjusted Diluted Earnings Per Share from Continuing Operations of $0.95 slightly exceeded our expectations. Our paper business showed resilience in a challenging tobacco environment; while many of our customers are reporting mid-single digit volume declines, SWM tobacco paper volume grew during the second quarter. We attribute these results to our close relationships with our customers and our value-adding products. Reconstituted Tobacco unit volumes declined slightly from the second quarter last year; however, the decline was significantly less than what we experienced in the first quarter of 2013. Nevertheless, RT segment volume is tracking slightly below our expectations due to the higher than anticipated cigarette smoking attrition rates, and we now expect 2013 RT segment volume to be somewhat lower than 2012."

"The company has achieved solid profitability year-to-date and we are increasing our 2013 Adjusted Diluted Earnings Per Share from Continuing Operations full-year guidance to a currency neutral $3.75, from $3.70. This does not include the impact of any share repurchases that might occur in 2013. Although this outlook reflects a slightly softer second half 2013 performance, our first half results included certain foreign currency exchange rate benefits, which we are not projecting for the second half. In addition, recent trends in cigarette smoking attrition rates, softness in high-margin RTL volume, and elevated market pulp costs will likely provide some challenges in the second half of the year if they persist.”

"We remain optimistic regarding the potential for LIP standards to be adopted in several countries over the next two to five years. We continue to engage our global customers and prepare for potential LIP adoptions in countries such as Russia, Brazil and Japan; however, timing is a major unknown factor. In the absence of any sizable adoptions in the next several quarters, it is likely our 2014 volume and revenue would be influenced by the mature North American and European markets. We are excited about the opening of our reconstituted tobacco joint venture in China during 2014, which we expect to have higher start-up expenses in 2014 prior to producing profitable results in 2015."

Second Quarter 2013 Results

Net sales were $196.5 million in the three months ended June 30, 2013, versus $192.9 million in the prior-year quarter. The Paper segment reflected higher revenue on continued growth in LIP and strong performance of other paper products. Reconstituted Tobacco segment sales increased 3% despite soft volume, driven by favorable mix. First half 2013 net sales were $391.0 million, an increase of $3.1 million from the comparable prior-year period.

Adjusted Operating Profit from Continuing Operations (see non-GAAP reconciliations) was $42.8 million in the three months ended June 30, 2013 versus $42.9 million in the prior-year quarter. Much like the first quarter of this year, we continued to work diligently to offset certain pricing and mix issues, as well as higher commodity costs, through our operational excellence efforts to maintain solid profitability.

Restructuring and impairment expense aggregated $0.7 million during the second quarter of 2013, a decrease of $4.6 million from the prior-year quarter. During the second quarter of 2012, restructuring and impairment expense was $5.3 million and included costs to terminate a third-party printing agreement in the U.S. and a non-cash impairment charge for certain equipment from the RTL Philippines site.

The effective income tax rate for the second quarter of 2013 was 32.4%, down from 35.8% in the second quarter of 2012. The prior-year period included restructuring and impairment expenses incurred in the Philippines RTL mill with no associated tax benefit. Adjusted for these items, effective income tax rates for the second quarters of 2013 and 2012 would have been 32.2% and 32.9%, respectively, with the remaining difference being attributable to changes in the mix of earnings by tax jurisdiction.

Financial results of discontinued operations included results of the company's paper mills in the Philippines and Indonesia. The sale of our Indonesian operation, which was completed in the second quarter of 2013, resulted in a $1.6 million non-cash charge during the second quarter of 2013. Prior year results have been recast to a comparable basis.

Net income was $26.6 million for the quarter ended June 30, 2013, an increase of $5.6 million from the prior-year quarter. Net income for the six months ended June 30, 2013 was $56.7 million, an increase of $21.1 million. The increases are both driven, in large part, by lower restructuring and impairment expense.

Cash Flow, Debt and Quarterly Dividend

Cash provided from operations was $81.8 million for the six months ended June 30, 2013, compared with $75.0 million in the prior-year period. The difference was driven by higher Net Income excluding non-cash impairment charges in 2012.

Cash Net of Debt at June 30, 2013 was $48.2 million, compared with Net Debt of $4.8 million at December 31, 2012. The company's improved net cash position is largely the result of cash generated by operations less cash usages including dividends and capital expenditures.

Capital spending was $9.2 million and $14.0 million during the six months ended June 30, 2013 and 2012, respectively.

The company also announced a quarterly common stock dividend of $0.30 per share will be payable on September 26, 2013 to stockholders of record on August 28, 2013. The company did not repurchase any shares during the quarter. As discussed previously, our Capital Allocation Strategy will return capital to stockholders in the form of dividends, with share repurchases executed on an opportunistic basis.

The company filed its quarterly report on Form 10-Q with the Securities and Exchange Commission today, which included the condensed consolidated financial statements and other important information.

Conference Call

SWM will hold a conference call to review second quarter 2013 results with investors and analysts at 8:30 a.m. eastern time on Thursday, August 1, 2013. The conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the company's Web site in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a leading provider of highly-engineered and proprietary solutions primarily for the tobacco industry. It also manufactures specialty papers for other applications. SWM and its subsidiaries conduct business in over 90 countries and employ about 2,500 people worldwide, with operations in the United States, France, Brazil, Canada, Poland and two joint ventures in China. For further information, please visit the company's Web site at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by that Act.  Forward-looking statements, include, without limitation, those regarding 2013 guidance, 2013 second half performance, 2014 volumes, the opening of CTS, the adoption of LIP regulations in new countries, and other statements generally identified by words such as “believe,” “expect,” “intend,” “anticipate,” “project,” “appears,” “should,” “could,” “may,” “typically” and similar words. These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from our expectations as of the date of this release. These risks include, among other things, those set forth in Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2012 as well as the following factors:

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SWM has manufacturing facilities in five countries, two joint ventures in China, and sells products in over 90 countries. As a result, it is subject to a variety of import and export tax, foreign currency, labor and other regulations within these countries. Changes in these regulations, adverse interpretations or applications, as well as changes in currency exchange rates and the outcome of various court and regulatory proceedings in Europe and Brazil, could adversely impact the Company's business in a variety of ways, including increasing expenses, decreasing sales, limiting its ability to repatriate funds and generally limiting its ability to conduct business;

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The company's sales are concentrated to a limited number of customers. In 2012, 55% of its sales were to its four largest customers. The loss of one or more of these customers, or a significant reduction in one or more of these customers' purchases, particularly those that impact our higher value LIP papers or reconstituted tobacco, could have a material adverse effect on the Company's results of operations;

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The company's financial performance is materially impacted by sales of both reconstituted tobacco products and cigarette paper for lower ignition propensity cigarettes. A significant change in sales or production volumes, pricing or manufacturing costs of these products could have a material impact on future financial results;

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As a result of excess capacity in the tobacco-related papers industry and increased operating costs, competitive levels of selling prices for certain of the Company's products are not sufficient to cover those costs with a margin that the company considers reasonable. Such competitive pressures have resulted in downtime of certain paper machines and, in some cases, accelerated depreciation or impairment charges for certain equipment as well as employee severance expenses associated with downsizing activities and could do so in the future;

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The company suspended construction of its Philippines RTL manufacturing site during 2011. The carrying value of the partially constructed assets is evaluated for impairment at each reporting period by assessing the recoverability of the costs based on the undiscounted cash flows of the operation, likelihood of its reactivation and alternative uses for the equipment. This evaluation could result in a decision to record an impairment of some or a substantial portion of the net book value of the RTL Philippines property, plant and equipment which was $71.0 million as of June 30, 2013;

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The demand for our reconstituted tobacco leaf product is subject to change depending on the rate at which this product is included by our customers in the blend that forms the column of tobacco in their various cigarette brands as well as the supply and cost of natural tobacco leaf, which serves to an extent as a substitute for reconstituted tobacco. A change in the inclusion rate or the dynamics of the natural leaf tobacco market can have a material effect on the volume of reconstituted tobacco sales, the price for reconstituted tobacco or both, either of which can have a material effect on our earnings from that product line. In past years, the company has experienced the adverse effects for one or more years related to changes in the demand and supply relationship for natural leaf;

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In recent years, governmental entities around the world, particularly in the United States, western Europe, Australia and Brazil, have taken or have proposed actions that may have the effect of reducing consumption of tobacco products which can, in turn, reduce demand for our products. Reports with respect to the possible harmful physical effects of cigarette smoking and use of tobacco products have been publicized for many years and, together with actions to restrict or prohibit advertising and promotion of cigarettes or other tobacco products, to limit smoking in public places, to control or restrict the additives that may be used in tobacco products and to increase taxes on such products, are intended to discourage the consumption of traditional cigarettes and other such products. Also in recent years, certain governmental entities, particularly in North America and Europe, have enacted, considered or proposed actions that would require cigarettes to meet specifications aimed at reducing their likelihood of igniting fires when the cigarettes are not actively being smoked. Furthermore, it is not possible to predict what additional legislation or regulations relating to tobacco products will be enacted or the extent to which such legislation, regulations or the development of new products or technologies, such as e-cigarettes, may impact the design of our customers' products, the demand for traditional cigarettes and our business and financial performance;

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Our portfolio of granted patents varies by country, which could have an impact on any competitive advantage provided by patents in individual markets. We rely on patent, trademark, and other intellectual property laws of the United States and other countries to protect our intellectual property rights. In order to maintain the benefits of our patents, we may be required to enforce certain of our patents against infringement through court actions. However, we may be unable to prevent third parties from using our intellectual property or infringing on our patents without our authorization, which may reduce any competitive advantage we have developed. If we have to litigate to protect these rights, any proceedings could be costly, time consuming, could divert management resources, and we may not prevail. We cannot guarantee that any United States or foreign patents, issued or pending, will continue to provide us with any competitive advantage or will not be successfully challenged by third parties. We believe that our products do not infringe on the valid intellectual property rights of third parties. However, we may be unaware of intellectual property rights of others that may cover some of our products or services. In that event, we may be subject to significant claims for damages or disruptions to our operations. Effectively policing our intellectual property and patents is time consuming and costly, and the steps taken by us may not prevent infringement of our intellectual property, patents or other proprietary rights in our products, technology and trademarks, particularly in foreign countries where in many instances the local laws or legal systems do not offer the same level of protection as in the United States;

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Recent uncertainty in the EU financial markets has increased the possibility of significant changes in foreign exchange rates as governments take counter measures. As a large portion of our commercial business is euro denominated, any material change in the euro to U.S. dollar exchange rate could impact our results on a consolidated basis.

For additional factors and further discussion of these factors, please see SWM's Annual Report on Form 10-K for the period ended December 31, 2012. The financial results reported in this release are unaudited.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring and impairment expenses. Financial measures which exclude this item have not been determined in accordance with accounting principles generally accepted in the United States and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with accounting principles generally accepted in the United States are included in the financial schedules attached to this release.

SWM management believes that investors' understanding of the company's performance is enhanced by disclosing these non-GAAP financial measures as a reasonable basis for comparison of the company's ongoing results of operations. By providing the non-GAAP financial measures, together with the reconciliations and comments, management believes it is enhancing investors' understanding of the company's business results.

(Tables to Follow)

SOURCE SWM:

CONTACT
Jeff Cook
+1-770-569-4277
Or
Mark Chekanow
+1-770-569-4229
1-800-514-0186

Web site: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(dollars in millions)

Net Sales
	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	% Change	2013	2012	% Change
Paper	$137.8	$136.0	1.3%	$276.7	$271.1	2.1%
Reconstituted Tobacco	58.7	56.9	3.2	114.3	116.8	(2.1)
Total Consolidated	$196.5	$192.9	1.9%	$391.0	$387.9	0.8%

Operating Profit
	Three Months Ended June 30,				Six Months Ended June 30,
			Return on Net Sales				Return on Net Sales
	2013	2012	2013	2012	2013	2012	2013	2012
Paper	$26.0	$22.9	18.9%	16.8%	$51.3	$28.0	18.5%	10.3%
Reconstituted Tobacco	22.1	20.1	37.6	35.3	43.5	44.8	38.1	38.4
Unallocated	(6.0)	(5.4)			(11.0)	(10.0)
Total Consolidated	$42.1	$37.6	21.4%	19.5%	$83.8	$62.8	21.4%	16.2%

Restructuring and Impairment Expense
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Paper	$0.4	$2.1	$1.5	$20.0
Reconstituted Tobacco	0.3	3.2	0.8	3.9
Unallocated	—	—	—	0.1
Total Consolidated	$0.7	$5.3	$2.3	$24.0

Adjusted Operating Profit from Continuing Operations*
	Three Months Ended June 30,				Six Months Ended June 30,
			Return on Net Sales				Return on Net Sales
	2013	2012	2013	2012	2013	2012	2013	2012
Paper	$26.4	$25.0	19.2%	18.4%	$52.8	$48.0	19.1%	17.7%
Reconstituted Tobacco	22.4	23.3	38.2	40.9	44.3	48.7	38.8	41.7
Unallocated	(6.0)	(5.4)			(11.0)	(9.9)
Total Consolidated	$42.8	$42.9	21.8%	22.2%	$86.1	$86.8	22.0%	22.4%

* Adjusted Operating Profit from Continuing Operations, a non-GAAP financial measure, is calculated by adding Restructuring and Impairment Expense to Operating Profit.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net Sales	$196.5	$192.9	$391.0	$387.9
Less: Currency impact compared to prior year	0.1	N.A.	0.1	N.A.
Constant Currency Net Sales	$196.6	$192.9	$391.1	$387.9

Operating profit from continuing operations	$42.1	$37.6	$83.8	$62.8
Plus: Restructuring & impairment expense	0.7	5.3	2.3	24.0
Adjusted Operating Profit from Continuing Operations	42.8	42.9	86.1	86.8
Less: Currency impact compared to prior year	(0.2)	N.A.	(1.3)	N.A.
Adjusted Operating Profit at Constant Currency	$42.6	$42.9	$84.8	$86.8

Net income per share - diluted	$0.84	$0.66	$1.80	$1.11
Plus: Loss per share from discontinued operations	0.09	0.08	0.11	0.16
Income from continuing operations per diluted share	0.93	0.74	1.91	1.27
Plus: Restructuring & impairment expense per share	0.02	0.14	0.05	0.52
Adjusted Earnings Per Share from Continuing Operations	$0.95	$0.88	$1.96	$1.79

Income from continuing operations	$29.4	$23.5	$60.1	$40.6
Plus: Interest expense	0.7	0.9	1.4	1.8
Plus: Income tax provision	13.8	12.9	26.2	20.9
Plus: Depreciation & amortization	9.6	9.5	18.1	19.3
Plus: Restructuring & impairment expense	0.7	5.3	2.3	24.0
Adjusted EBITDA from Continuing Operations	$54.2	$52.1	$108.1	$106.6

Cash provided by operating activities of continuing operations	$40.7	$28.0	$80.7	$77.3
Less: Capital spending	(3.6)	(6.2)	(9.2)	(14.0)
Less: Capitalized software costs	(0.1)	(0.2)	(0.1)	(0.3)
Less: Cash dividends paid	(9.4)	(2.4)	(18.8)	(4.8)
Free Cash Flow from Continuing Operations	$27.6	$19.2	$52.6	$58.2

	June 30, 2013	December 31, 2012
Total Debt	$164.5	$156.0
Less: Cash	212.7	151.2
Net Debt (Net Cash)	$(48.2)	$4.8